Exhibit 10.2
SEPARATION AGREEMENT

September 3, 2014

Kevin Bisson
25 Baldpate Road
Boxford, MA 01921

Dear Kevin,

Mercury Systems, Inc. (the ''Company") will terminate your employment effective September 5, 2014, (the "Separation Date"). This letter outlines the special severance package that the Company will provide you in connection with your separation from employment.

Special Severance Package.

In consideration of your acceptance of all of the terms and conditions of this Separation Agreement (the "Agreement"), and subject to your performance hereunder, the Company will provide you with the following Special Severance Package, provided you execute and deliver this Agreement to the Company (Attention: Joe Freitas) within twenty-one (21) days of your receipt of this Agreement (but only after the Separation Date) and the applicable revocation period has passed:

a. The Company will pay your regular base salary for a period of 52 week(s), less legally-required and voluntarily-authorized deductions (the "Salary Continuation"). This Salary Continuation will begin following the Effective Date of this Agreement and after receipt of your signed Separation Agreement and expiration of the 7 day revocation period, and provided you do not choose to revoke this agreement during such revocation period. Notwithstanding the preceding sentence, the Company will voluntarily continue to pay you your regular salary for the first two (2) weeks after the Separation Date even if you have not yet satisfied conditions in the preceding paragraph, subject to the conditions that (1) such payments shall be included and accounted for as part of the Salary Continuation, and (2) the fact that the Company made such payments shall in no way obligate the Company to continue to make any such payments after such two-(2)-week period. You will be paid in equal installments on the Company's regularly scheduled Paydays;

b. Your current medical, dental, and vision insurance will continue with the Company paying the same portion of your premium as it pays with respect to active employees for the period of Salary Continuation, or until you obtain benefits through another employer, whichever occurs first. Following that, you will be eligible to continue medical, dental, and vision coverage under COBRA; and

c. The Company will provide you with up to $45,000 of executive outplacement services, provided you begin to use these services no later than six months from your termination date;

d. The Company will waive any obligation that you reimburse the Company for tuition payments previously reimbursed to you, any signing bonus or any relocation or immigration assistance paid or provided to you by the Company that would otherwise be required in connection with the termination of your employment; and

e. The Company agrees that when asked for a company reference for your future employment the following directory information will be given as the response:
"Mr. Bisson was our Sr. Vice President, Chief Financial Officer & Treasurer from January 11, 2012 to September 5, 2014. As a policy we do not give company references." You agree that you will direct all reference requests to the Company’s Vice President of Human Resources.

Employee Acknowledgements.

Your participation in all other employee benefit plans of the Company terminated on the Separation Date. By signing this Agreement, you acknowledge and agree that you have been paid all wages due and owing to you from the Company, You affirm that you have no known workplace injuries or occupational diseases and have not been denied any leave required under the Family and Medical Leave Act or any state law corollary.

General Release.

In exchange for the Special Severance Package offered to you under this Agreement, to which you acknowledge and agree that you are not otherwise entitled, you hereby release the Company and all of its predecessor, successor, parent, subsidiary, affiliated and related companies and all of their present, former and future directors, officers, trustees, members, attorneys, employees, shareholders, agents, successors, assigns and representatives, individually and in their official capacities (collectively referred to as the "Releasees") from any and all claims known or unknown, suspected or unsuspected, arising or which may have existed at any time to this date, whether in law or equity, including, but not limited to, any claims arising from any alleged violation by Releasees of any federal, state or local statutes, ordinance or common laws, specifically including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Law, the Massachusetts Age Discrimination Law, the Massachusetts Equal Rights for Elderly and Disabled Law, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Consumer Protection Act, the Massachusetts Constitution, Massachusetts common law and any and all other federal, state, county or local ordinances, statutes or regulations, all as may be amended, and any other claim relating to or arising out of your employment with or separation from the Company.

Exclusions from General Release; Covenant Not To Sue.

You also covenant not to sue Releasees on any claim covered by the foregoing release, provided that this covenant will not apply to claims under the Age Discrimination in Employment Act. Thus, any legal action challenging this Agreement that directly pertains to the Age Discrimination in Employment Act is not prohibited by this covenant not to sue, and such legal action would not constitute a breach of this Agreement. You agree that neither you nor any of your heirs, representatives, or assigns has asserted in any forum any of the claims described in the foregoing paragraph. You further agree that neither you nor any of your heirs, representatives, or assigns will assert in any forum any of the claims described in the foregoing paragraph, except that you may challenge the validity of this release under the Age
Discrimination in Employment Act and you may file a charge with an administrative agency or as otherwise permitted by law. Notwithstanding the generality of this paragraph, the above release and waiver of claims applies to the extent permitted by law and, in the event any charge or claim is permitted by law, you expressly waive your right to recover any relief, damages, and/or monetary benefit as a result of any such charge or claim. This Agreement is not intended to, and does not, govern any claims that cannot be released by private agreement.

To the extent permitted by law, you agree that you have not and shall not in any manner or by any means, directly or indirectly, instigate, initiate, promote, counsel, encourage, testify, provide evidence or information, aid or assist in: (a) any investigations, actions, disputes, differences, grievances, suits, causes of action, complaints or claims against or relating to Releasees; or (b) any activity detrimental to the interests or goodwill of Releasees, unless under a subpoena or court order to do so. Nothing in this Agreement shall prohibit or restrict you from (a) providing information to, or otherwise assisting in, an investigation by the United States Congress, the Securities and Exchange Commission ("SEC"), the Equal Employment Opportunity Commission ("EEOC"), the National Labor Relations Board ("NLRB"), the Massachusetts Commission Against Discrimination, or any other federal regulatory or law enforcement agency or self-regulatory organization ("SRO") and/or (b) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of the SEC, EEOC, NLRB, MCAD or any SRO.

Non-Disclosure/Non-Disparagement.

You agree that you will not disclose, directly or indirectly, the existence of this
Agreement or any terms or provisions of this Agreement, except: (a) to members of your immediate family, on the condition that they be advised that they cannot further disclose the same to others; (b) as may be necessary to obtain professional legal and/or tax advice; and (c) as required by applicable law. For purposes of this paragraph, "immediate family" includes spouse, parents and children. By executing this Agreement, your signature affirms that you have not previously breached this paragraph.

You agree that you will not disparage Releasees by stating, suggesting, implying, doing or saying anything that could in any way be harmful to the business interests or good will of Releasees.

Protection of Confidential Information.

You further agree that you will never, directly or indirectly, use or disclose any
Confidential Information of Releasees. For purposes of this Agreement, "Confidential
Information" is defined as any and all information not generally known to others with whom Releasees do business, or plan to compete or do business (including, without limitation, information related to Releasees' services, customers, customer lists, markets, developments, inventions, processes, formulas, technology, marketing, finances and all other business information), and also includes comparable information that Releasees receive or have received belonging to others who do business with Releasees. This obligation specifically includes, but is not limited to, information protected from disclosure by the Health Insurance Portability and Accountability Act ("HIPAA"), the Americans with Disabilities Act ("ADA") and all other federal and state laws governing the confidentiality of employee information. Confidential Information includes all information that Releasees receive or have received from others with any understanding, express or implied, that it will not be disclosed. Confidential Information also includes information regarding the policies and practices of Releasees, and any actual, threatened or perceived claims, lawsuits, charges, and internal or external investigations relating to Releasees. You acknowledge and recognize that any disclosure of Confidential Information by you may give rise to irreparable injury to Releasees, which may not be adequately compensated by monetary damages, and that Releasees shall be entitled, in addition to any other damages, to obtain without posting a bond, an injunction restraining you from disclosing, in whole or in part, the Confidential Information (or from rendering services to any person or entity to whom such Confidential Information, in whole or in part, may be or has been disclosed).

Return of Company Property.

You agree to return to the Company all the Company property, including without limitation, mailing lists, reports, computer and paper files, memoranda, records, computer hardware, software, data, cellular telephones, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and that you will not retain any copies, duplicates, reproductions or excerpts thereof.

Assignment of Intellectual Property.

You hereby assign to the Company any right, title and interest to all Intellectual Property. You agree to execute any and all applications for domestic or foreign patents, copyrights, and other proprietary rights and to do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. For purposes of this Agreement, "Intellectual Property" means inventions, copyrightable works, discoveries, developments, clinical and other research materials, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others) during your employment that relate in any way to the business, products or services of the Company or to any prospective activity of the Company, or which were assisted in any way by Company resources or facilities. Intellectual Property includes, without limitation, all Confidential Information. Furthermore, you acknowledge and agree that, without obtaining prior written authorization from the Company's Chief Legal Officer, you are prohibited from (a) publishing any information or materials related to or arising out of your employment at the Company, and (b) mentioning the Company in any published work.

Non-Competition Covenant.

By signing this Agreement, you agree that for a period of [twelve (12)] months after the Separation Date, you will not, directly or indirectly, develop, design, produce, market or sell (or assist any other person in developing, designing, producing, marketing or selling) products or perform services competitive with those developed (or under development), designed, produced, marketed, sold or performed, including those products or services known to be planned or analyzed for future production, sale or performance, by the Company. You agree that the business of the Company is nationwide in scope and that the type of products and services provided by the Company can be provided from any location in the United States for the benefit of customers located anywhere in the United States. Thus, you agree that the business non-solicitation and non-competition obligations contained in this Agreement shall restrict your competitive activities throughout the United States and with respect to the Company's entire customer base.

Non-Solicitation Covenants.

By signing this Agreement, you further agree that for a period of twelve (12) months after the Separation Date, you will not, directly or indirectly:

(a) Recruit, solicit or hire any person who is at that time or was within the previous twelve (12) months providing services to the Company as an employee, a contractor, a subcontractor or an agent or employee of any such contractor or subcontractor, or induce or attempt to induce any such person to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or cooperate with or provide information to any person or entity that may recruit, solicit or hire any such person; or

(b) Solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the customers, clients or accounts, or prospective customers, clients or accounts, of the Company,

Enforcement of Covenants.

You agree that if you violate any of the foregoing covenants, then in addition to all other remedies that may be available and damages that may be awarded to the Company, you shall continue to be bound by the restrictions set forth in such covenant until a period of twelve (12) months has expired without any violation of such provision. You further acknowledge that the scope of prohibited activities and time duration of these restrictions are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company. You further acknowledge that assertion of a breach of this Agreement by the Company shall not serve as a defense to claims arising from the Company's enforcement of this Agreement.

No Admission.

You acknowledge and agree that the existence and execution of this Agreement shall not be considered as an admission by Releasees of any liability, error, violation or omission. You agree not to represent or imply to anyone that Releasees took any action with respect to you that was unlawful or wrongful, or violated any federal or state law, order, policy, rule, or regulation.

Cooperation.

You agree that, following the separation of your employment with the Company, you will cooperate fully with the Company, upon request, in relation to the defense, prosecution or other involvement by the Company, in any continuing or future claims, lawsuits, charges, audits and internal or external investigations that arise out of events or business matters that occurred during your employment with the Company. This continuing duty of cooperation shall include you being available to the Company, upon reasonable notice, for depositions, interviews and appearances as a witness, and furnishing information to the Company and its legal counsel upon request. The Company agrees to reimburse you for reasonably documented travel, food, and lodging expenses in connection with the aforementioned cooperation. If you are employed at a new employer, you shall not be required, in connection with the aforementioned cooperation, to be absent from your employment in a manner that causes you to lose wages or to use up paid vacation time granted to you by your new employer unless you are fairly compensated for such lost wages or lost paid-vacation time.

Entire Agreement.

This Agreement constitutes the entire agreement between you and Releasees and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to all matters including, but not limited to, your employment and its separation, provided that this Agreement shall not terminate or supersede any ongoing obligations you may have pursuant to any and all agreements between you and the Company that exist on the date of this Agreement.

Understanding/Governing Law.

In signing this Agreement, you give the Company assurance that you have read and understand all provisions of this Agreement and that you have signed this Agreement freely and voluntarily. You acknowledge and understand that this Agreement will be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Remedies Upon Breach.

You agree and understand that if you breach any term of this Agreement, in addition to all other remedies available to Releasees in law and in equity, the Company shall be entitled to: (a) the return of any and all consideration paid to you pursuant to this Agreement (less $500 or 10% of such consideration, whichever is less), to the extent permitted by law; (b) discontinue its obligations under this Agreement; (c) recover any and all expenses (including costs and attorneys' fees) incurred in recovering any and all consideration paid to you pursuant to this Agreement; and (d) obtain a court order enforcing the breached provision(s) of this Agreement. You further understand that you could be held liable in monetary damages to Releasees for any action constituting a breach under this Agreement. This paragraph does not limit the right of
Releasees to sue for breach of this Agreement and obtain injunctive relief in connection therewith, nor does it limit your right to sue for breach of this Agreement and obtain injunctive relief in connection therewith. You acknowledge and agree that the return of any consideration paid to you pursuant to this Agreement shall not affect the validity of this Agreement. You shall have no automatic repayment obligations if you were to challenge the Age Discrimination in Employment Act waiver only.

Consideration/Revocation.

The Company wants to be certain that this Agreement, and the Special Severance Package provided hereunder, will resolve any concerns you may have and therefore encourages you to carefully consider the terms of this Agreement and to seek the advice of an attorney before signing it.

You acknowledge that you have had a period of at least twenty-one (21) days to consider the terms of this Agreement. However, you may sign this Agreement and return it to me at any time after the Separation Date and within this twenty-one (21) day period. You may revoke this Agreement during the seven (7) days immediately following your execution of this Agreement by submitting a revocation, in writing, to me. If you do not revoke this Agreement prior to the expiration of this seven (7) day period, this Agreement shall take effect at that time as a legally binding agreement between you and the Company on the basis set forth herein (the "Effective Date").

If you accept the terms of this Agreement, please sign below and return this Agreement to me on or before the first business day following the twenty-first (21) day after your receipt of this Agreement (but only after the Separation Date).

YOU ARE HEREBY ADVISED THAT YOU HAVE TWENTY-ONE (21)
CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND
ANY AND ALL INFORMATION PROVIDED, AND ARE HEREBY ADVISED TO
CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT
AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL
RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND
BENEFITS ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE
CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE
INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR
MIGHT HAVE AGAINST MERCURY SYSTEMS, INC. AND RELEASEES.

Sincerely,

/s/ Joe Freitas

Joe Freitas
VP, Human Resources

This is a legal document. You have been advised to consult with an attorney prior to executing this Agreement.

By signing this Separation Agreement, you acknowledge and affirm that you are competent, that you were provided at least twenty-one (21) days to review and consider this Separation Agreement with an attorney of your choice, that you have read and understand and accept this document as fully and finally waiving and releasing any and all claims and rights which you may have against Releasees (as defined above), including any and all claims and rights under the Age Discrimination in Employment Act, that you have received and understood all information required by the Age Discrimination in Employment Act, that no promises or inducements have been made to you except as set forth in this Separation Agreement, and that you have signed this Separation Agreement freely, knowingly and voluntarily, intending to be legally bound by its terms

Intending to be legally bound, I have signed this Agreement as of the date set forth below.

Signature: __/s/ Kevin Bisson________________________________

Name: __Kevin Bisson______________________________________
(please print)

Date:__9/23/14_________________________________________